Exhibit 99.2

Alpha and Omega Semiconductor Limited
Prepared Remarks of Investor Conference Call
for the Quarter Ended June 30, 2018

August 8, 2018

So-Yeon Jeong (Moderator):

Good afternoon, everyone, and welcome to the Alpha and Omega Semiconductor’s conference call for fiscal fourth quarter and year-end financial results. Our fiscal year ended June 30, 2018.  This is So-Yeon Jeong, Investor Relations representative for the company.  With me today are Dr. Mike Chang, our CEO, and Yifan Liang, our CFO.  This call is being recorded and broadcasted live over the Web and can be accessed for seven days following the call via the link in the Investor Relations section of our website at www.aosmd.com.

The earnings release was distributed by business wire today, August 8, 2018, after the market closed. The release is also posted on the company's website. Our earnings release and this presentation include certain non-GAAP financial measures.  We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures that we provide. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in our earnings release.

We would like to remind you that during the course of this conference call, we will make forward-looking statements, including discussions of business outlook and financial projections.  These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially from such expectations.  For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC.  We assume no obligations to update the information provided in today's call.

Now, I’ll turn the discussion over to Yifan, our CFO, to provide an overview of the fourth fiscal quarter and the fiscal year 2018 financial results.

Yifan Liang (Chief Financial Officer):

Thank you, So-Yeon.  Good afternoon and thank you for joining us.  To begin, I will discuss financial results for the quarter and for the fiscal year ended June 30, 2018.  Then I’ll turn the call over to Mike, our CEO, who will review the company’s business highlights. After that I will follow up with our guidance for the next quarter. Finally, we’ll reserve time for questions-and-answers.

Revenue for the June quarter was $109.9 million, an increase of 6.8% from the prior quarter and an increase of 12.1% from the same quarter last year, driven by continued momentum of our diversified new products, and supported by the increased internal capacity.

In terms of product mix, MOSFET revenue was $89.4 million, up 6.4% sequentially and up 16.5% year-over-year.  Power IC revenue was $17.5 million, up 11.8% from the prior quarter and down 3.7% from a year ago. Service revenue was approximately $3.0 million as compared to $3.2 million for the prior quarter and $3.0 million for the same quarter last year.

Regarding the segment mix, the June quarter’s Computing segment represented 43.7% of the total revenue, Consumer 19.1%, Power Supply and Industrial 20.1%, Communications 14.1%, Service 2.7%, and others 0.3%.

For the fiscal year 2018, revenue was $421.6 million, up 10.0% from prior fiscal year.

Non-GAAP gross margin for the June quarter was 27.0%, as compared to 26.8% in the prior quarter and 26.0% for the same quarter last year. The increase in non-GAAP gross margin quarter-over-quarter was mainly driven by the improved product mix, partially offset by the inefficiency of factory operations due to the capacity expansion as well as higher raw material costs.  Non-GAAP gross margin excluded $0.5 million of share-based compensation charge for the June quarter, as compared to $0.4 million for the prior quarter and for the same quarter last year.

For the fiscal year 2018, non-GAAP gross margin was 26.9% as compared to last fiscal year’s non-GAAP gross margin of 24.2%, representing an increase of 270 basis points.

Non-GAAP operating expenses for the quarter were $21.8 million, compared to $21.7 million for the prior quarter and $19.9 million for the same quarter last year.  Non-GAAP operating expenses excluded $2.5 million of share-based compensation charge, as compared to $2.0 million in the prior quarter and $1.6 million for the same quarter last year.  Non-GAAP operating expenses also excluded $5.0 million of pre-production expenses related to the Chongqing joint venture for the June quarter, as compared to $2.8 million in the prior quarter. Non-GAAP operating expenses included $1.4 million of digital power team expenses for the quarter, as compared to $1.0 million in the prior quarter.  As of June 30, 2018, we had hired over 2/3 of the digital power team that we plan to build. The team has been engaging with customers in product designs.

Non-GAAP operating expenses for the fiscal year 2018 were $86.0 million compared to $73.1 million for the prior fiscal year.  Non-GAAP operating expenses excluded $9.8 million of share-based compensation charges and $7.8 million of pre-production expenses related to our Chongqing joint venture in the current fiscal year, as compared to $5.6 million of share-based compensation in the prior fiscal year.

Income tax expense was $0.7 million for the quarter as compared to $0.8 million for the prior quarter. Income tax expense for the fiscal year was $0.7 million, which included $2.7 million one-time tax benefit from the impact of the Tax Reform. Income tax expense for the fiscal year 2017 was $3.7 million.

Non-GAAP EPS attributable to AOS for the June quarter was 31 cents earnings per share as compared to 23 cents earnings per share for the prior quarter and 25 cents earnings per share for the same quarter last year.  Non-GAAP EPS attributable to AOS for the quarter excluded $2.9 million of share-based compensation charge and $3.6 million of pre-production expenses, as compared to $2.5 million of share-based compensation and $1.6 million of pre-production expenses in the prior quarter.

Non-GAAP EPS attributable to AOS for the fiscal year was $1.14 as compared to 83 cents earnings per share for the prior fiscal year.

In the June quarter we generated $8.7 million operating cash flows attributable to AOS as compared to $0.7 million for the prior quarter and $14.5 million for the same quarter last year.  Cash flows used in operations attributable to our Chongqing joint venture was $19.5 million for the June quarter, as compared to $8.3 million for last quarter and $0.9 million for the same quarter last year.

Cash flows from operations attributable to AOS for the fiscal year were $36.9 million as compared to $44.8 million for the prior year.  Cash flows used in operations attributable to the joint venture were $33.4 million for the year, compared to $2.1 million for the prior fiscal year.

EBITDAS for the June quarter was $12.8 million compared to $12.3 million for the prior quarter and $14.0 million for the same quarter last year. EBITDAS for the year was $56.1 million as compared to $51.2 million in fiscal year 2017.

Moving on to the balance sheet.

We completed the June quarter with cash and cash equivalents balance of $131.5 million, including $43.3 million cash balance at our Chongqing joint venture, as compared to $125.2 million at the end of last quarter including $46.0 million cash balance at the joint venture. Our cash balance a year ago was $115.7 million including $6.1 million at the joint venture.

As we previously filed with the SEC on May 11, 2018, our Chongqing joint venture entered a lease financing agreement and received approximately $60.4 million for its equipment purchases and payments of constructions.  In addition, AOS borrowed $17.8 million mortgage against the Oregon fab’s land and building to fund its capacity expansion.

With that, bank borrowing balance at the end of the June quarter was $91.3 million, including $30.9 million from AOS and $60.4 million from the joint venture, as compared to $13.2 million from AOS and $0 from the joint venture at the end of the March quarter.

Net trade receivables were $33.8 million, as compared to $28.9 million at the end of last quarter and $28.4 million at the same quarter last year. Day Sales Outstanding for the quarter was 29 days compared to 30 days in the prior quarter.

Net inventory was $90.2 million at the quarter-end, compared to $90.5 million for last quarter and $76.3 million for the prior year.  Average days in inventory were 101 days for the quarter compared to 105 days for the prior quarter.

Net Property, Plant and Equipment balance was $331.7 million, as compared to $258.8 million last quarter and $148.2 million for the prior year. Capital expenditures were $55.1 million for the quarter, including $13.8 million from AOS and $41.3 million from our Chongqing joint venture. Capital expenditures for the fiscal year were $177.7 million, including $49.4 million from AOS and $128.3 million from the joint venture. As we have largely finished our internal capacity expansion, we expect that the capital expenditures from AOS for fiscal year 2019 to be down to the range of 6% to 8% of the total revenue.

During the June quarter we repurchased 201,000 shares of our stock from the open market for approximately $3.1 million under our existing share repurchase program.

Before I conclude the financial review, let me add a brief update on the progress of our Chongqing joint venture. We substantially completed the facilities for assembly and test and the 12” fab by the end of the June quarter as per our plan.  We expect to commence small mass production for assembly and test during the September quarter and start the 12” wafer trial production toward the end of calendar year 2018.

With that, now I would like to turn the call over to our CEO, Dr. Mike Chang, who will provide the business highlights for the quarter.

Mike Chang (Chief Executive Officer):

AOS once again delivered outstanding execution for the June quarter. As the new capacity came on line, we achieved another record quarterly revenue and all of the core financial metrics came in above the mid-point of our guidance ranges. We closed a solid fiscal year 2018 setting a new record with annual revenue and highest non-GAAP earnings per share in 7 years. I am pleased with the annual revenue growth by 10% year-over-year and non-GAAP gross margin expansion by 270 basis points. I am more pleased that we improved the annual non-GAAP earnings per share by 37%, as compared to a year ago. The step up in the revenue run rate and the earnings leverage were driven by strong demand for our diversified new products, and were enabled by the increased internal capacity.

Looking back at the fiscal year 2018, every effort we dedicated has been about making fundamental improvements towards our goal – to accelerate growth.  In terms of demand-side improvement, we continued to bring the market-driven R&Ds and the technology roadmap that coincide with our customers’ emerging interests and needs. The demand for our products remained very strong across all DMOS technology platforms including Low-, Medium-, High-Voltage and IGBT, and some of the design activities are now transitioning to a stable revenue stream. Our Power IC product line that was severely impacted by the supply constraint is expected to resume its growth starting from the September quarter. Our new DrMOS products are gaining traction in Vcore applications, and we are allocating more capacity to support our customers. Additionally, as we are just starting the ramp of our products for smartphone battery pack and high-value, high-performance graphics card, I am very excited about the opportunities for scalable expansion led by AOS’s customer-friendly products.

With regard to the supply-side, the Chongqing joint venture plan reached several major milestones throughout the year. The constructions of building, infrastructure and Phase 1 cleanroom were completed ahead of schedule. We started to gradually equip the clean room a couple of quarters ago, and successfully finished the trial production at the assembly and test facility. In addition, we have been gradually expanding our internal capacity over the past multiple quarters to support increasing demand. I am pleased to announce that the critical investments in internal capacity are already in place and the heavy lifting is behind us.

Our proactive and deliberate planning and execution have presented us with an opportunity to cultivate enhanced customer engagement. At AOS, our investments are always fundamentally aligned with customers’ success. Among all the business considerations, the top priority during allocation planning was to help customers keep their production lines running even if it sometimes doesn’t maximize our product mix. The AOS strong culture and commitment to customer support were even further recognized and rewarded during last year, which in turn, advanced us to play a greater role in business partnership. As a point in case, our hard work and dedication to the success of Chinese smartphone OEMs in the past few years solidified customer confidence in AOS, and new customers including global brand names opened the door to us. The improved partnership position is reflected in the future business pipeline, and it is a critical asset that provides us with the ability to scale.

Our focused execution of business plan is accelerating the financial roadmap, which we believe will enhance our shareholders value. About a year ago, we have published both near-to mid-term and long-term target models. The near-to mid-term goal is to achieve a high-single-digit revenue growth and mid 20% gross margin. The long-term target is to reach $600 million in revenue with greater than 30% gross margin. I am pleased to announce that we have achieved the near-to mid-term financial goals. With the current capacity run-rate, we now expect to grow the top-line by 10% in fiscal year 2019 with notable improvement in the bottom-line. Once Chongqing JV ramps up in fiscal 2020, which we strategically planned since 2015, we are confident that it will significantly enhance our growth opportunity. As we march toward to our next set of goals, we will certainly encounter challenges that will test our patience and determination, but I am optimistic that the critical investments we have made in demand creation and supply capability will better position us to capitalize on the next phase of accelerated growth.

I will now move on to the segment review starting with Computing: It represented 43.7% of total revenue in the June quarter. We posted a 13% sequential increase and 19.8% growth year-over-year. Bolstered by the strong share gain across all notebook applications, this segment grew 17.1% in fiscal year 2018. The Computing industry is increasingly expanding beyond personal computing to include Artificial Intelligence, Big Data and Internet of Things. As a leader of power management especially in the computing area, we have been relentlessly sharpening our capability to support the customers’ needs. Computing market continues to be an important segment for AOS based on our core competencies and customer partnership, and we are committed to stay on the forefront of the evolving technology. As the demand for our products increases, we expect this segment to grow modestly quarter-over-quarter in the September quarter.

Second, Consumer. It was 19.1% of the total revenue.  It decreased by 1.7% and 13.2%, sequentially and year-over-year, respectively. The decline in TV revenue caused by the soft demand from one of the major TV OEM customers continued in the June quarter, leading the fiscal year to be down by 7.2%.  However, our IGBT product line continues to demonstrate solid improvement as we capture additional market share through design wins with home appliance customers in China. To mitigate the constraint from third party suppliers, we have been strategically migrating new product developments, such as higher power applications for TV and home appliances, into our own production facilities. This strategy will enable us to gradually resume our Consumer business strength. With that, we expect a slight increase in this segment next quarter.

Turning to the Power Supply and Industrial Segment. It was 20.1% of the total revenue, which grew 1.5% sequentially, and was up 26.3% from the same quarter last year. This segment grew by 11.5% in fiscal 2018 driven by industrial IGBT, αMOS5TM high voltage and the medium voltage platforms. We were able to firmly secure our market position driven by the superior performance of our medium voltage products. We are encouraged by the share gain with quick chargers and the adoption of USB PD applications. We expect to maintain the same level of sale in the September quarter for this segment as compared to the June quarter, primarily due to mix management.

Lastly, we also saw strong progress with the Communications segment. It represented 14.1% of the June quarter’s revenue.  It demonstrated a healthy growth of 12.1% and 19.2%, sequentially and year-over-year, respectively. We are showing strong footing and continued share gain in the AlphaDFN product line for smartphone battery management application.  Coupled with growing demand in telecom networking products, this segment posted a 22% growth in fiscal 2018. Fueled by the further production ramp of our AlphaDFN, we expect this growth to continue in the September quarter.

In closing, we entered fiscal 2019 with expanded capacity, stronger portfolio in growing markets, and enhanced customer partnerships. We see great opportunities ahead of us. We are keenly focused on executing our plan to deliver accelerated growth and improved profitability for many years to come.

With that, I will now turn the call over to Yifan for the guidance.

Yifan Liang: Guidance for the next quarter

As we look forward to the first quarter of fiscal year 2019, we expect:
●	Revenue to be between $113 million and $117 million.
●
Gross margin to be approximately 26.5% plus or minus 1%.  Non-GAAP gross margin is expected to be approximately 28.5% plus or minus 1%.  Non-GAAP gross margin excludes $0.6 million of estimated share-based compensation charge and $1.7 million of estimated production ramp-up costs relating to the Chongqing joint venture.

●
Operating expenses to be in the range of $32.0 million plus or minus $1 million.  Non-GAAP operating expenses are expected to be in the range of $24.2 million plus or minus $1 million.  Both GAAP and non-GAAP operating expenses include $2.1 million to $2.3 million of estimated expenses relating to the development of our digital power team.  Non-GAAP operating expenses exclude an estimated share-based compensation charge of approximately $2.8 million and estimated pre-production expenses relating to the joint venture of $5.0 million.

●	Tax expense to be approximately $0.6 million to $0.8 million.
●
Loss attributable to noncontrolling interest to be around $4.2 million.  On a non-GAAP basis, excluding approximately $3.5 million estimated pre-production expenses and production ramp-up costs relating to the joint venture, this item is expected to be approximately $0.7 million.

As part of our normal practice, we are not assuming any obligations to update this information.  With that, we will open up the floor for questioning.

Closing:
This concludes our earnings call today.  Thank you for your interest in AOS and we look forward to talking to you again next quarter.

Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward looking statements include, without limitation, statements relating to expected growth rate, our product portfolios, projected amount of revenues, gross margin, operating expenses, operating income, tax expenses, net income, noncontrolling interest and share-based compensation expenses, pre-production expenses and production phases of the Chongqing joint venture, production ramp-up costs; statements regarding market segments, diversification of products and new customers; expectation with respect to improvement in profit and revenue for fiscal year 2019; the expected trend on revenue and sales for each segment of our serviceable market; the progress of construction of manufacturing facility in our joint venture with Chongqing funds and timeline for production; our ability and strategy to develop new products, expand our sales, revenue and profitability, growth in revenue and market share, including adoption of low-voltage and power IC products; expectation with respect to our digital power business; seasonality fluctuation in customer demand; our ability to manage supply constraints and the expectation with respect to capacity limitation; the execution of our business plan; the benefit of our share repurchase program; and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the; difficulties and challenges in executing our diversification strategy into different market segments; ordering pattern and seasonality; our ability to introduce or develop new and enhanced products that achieve market acceptance; decline of the PC industry and our ability to respond to such decline; the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, the state of semiconductor industry and seasonality of our markets, our ability to maintain factory utilization at a desirable level, our ability to successfully develop and operate the joint venture in China, and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2018 to be filed by AOS. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.